UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2017

Commission	Name of Registrant, State of Incorporation,	IRS Employer
File Number	Address of Principal Executive Offices and Telephone Number	Identification Number
1-9894	ALLIANT ENERGY CORPORATION	39-1380265
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608)458-3311

1-4117	INTERSTATE POWER AND LIGHT COMPANY	42-0331370
(an Iowa corporation)
Alliant Energy Tower
Cedar Rapids, Iowa 52401
Telephone (319)786-4411

0-337	WISCONSIN POWER AND LIGHT COMPANY	39-0714890
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608)458-3311

This combined Form 8-K is separately filed by Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement of a Registrant.
On August 16, 2017, Alliant Energy Corporation (“Alliant Energy”), Interstate Power and Light Company (“IPL”), a wholly-owned subsidiary of Alliant Energy, and Wisconsin Power and Light Company (“WPL”), a wholly-owned subsidiary of Alliant Energy, entered into a new five-year master credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, and the several lenders party thereto. The Credit Agreement provides for a combined $1 billion revolving credit facility among the three borrowers. The initial sublimit for borrowings by Alliant Energy, IPL and WPL is $300 million, $300 million and $400 million, respectively. The credit facility includes a $100 million letter of credit subfacility and $50 million swing line subfacility, which are available to all of the borrowers. Subject to certain conditions, Alliant Energy, IPL and WPL may each reallocate and change its initial sublimit up to $500 million, $400 million and $500 million, respectively, within the $1 billion total commitment. The credit facility provides for an expansion option that will allow Alliant Energy, IPL and WPL to, subject to certain requirements, request an increase in the facility of up to an additional $300 million, for a potential total commitment of $1.3 billion. The credit facility replaces each borrower’s existing five-year credit facility, by and between each such borrower, the lenders from time to time who are a party thereto, and Wells Fargo Bank, National Association, as administrative agent (collectively, the “Terminated Credit Agreements”). No borrowings or letters of credit were outstanding under the Terminated Credit Agreements. No borrower was obligated to pay early termination penalties as a result of the terminations.
Each borrower may use borrowings under the credit facility for such borrower’s general corporate purposes including working capital, interim funding of capital expenditures and supporting such borrower’s commercial paper program. The credit facility matures on August 16, 2022. Subject to certain conditions, the borrowers may exercise two extension options, each extending the maturity date by one year.
Revolving loans for each borrower accrue interest at a base rate or, at such borrower’s option, an adjusted LIBO rate (based on one, two, three or six-month interest periods) plus, in each case, a spread based on various ratings of such borrower by S&P, Moody’s and Fitch rating agencies. The spread ranges from 0% to 0.475% for base rate loans and 0.69% to 1.475% for LIBO rate loans. Interest on the revolving loans is payable quarterly in arrears with respect to borrowings based on the base rate and at the end of an interest period in the case of borrowings based on the adjusted LIBO rate (or at each three month interval if the interest period is longer than three months). Alliant Energy, IPL and WPL may borrow, prepay without premium or penalty, and reborrow revolving loans, subject to certain conditions. The principal amount of outstanding revolving loans, together with accrued and unpaid interest, is due on the maturity date. Each borrower is also obligated to pay other customary fees for a credit facility of this size and type.
The Credit Agreement contains various covenants, including a requirement that Alliant Energy, IPL and WPL each maintains a debt-to-capital ratio of not greater than 65% on a consolidated basis. With respect to Alliant Energy’s debt-to-capital ratio, IPL and WPL would be included in the consolidated calculation. However, each of IPL and WPL would only include its own consolidated subsidiaries in the calculation of its debt-to-capital ratio. The debt component of the debt-to-capital ratio includes, among others, long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent the total carrying value of such hybrid securities does not exceed 15% of consolidated capital of such borrower), capital lease obligations, certain letters of credit, guarantees of the foregoing and synthetic leases. Unfunded vested benefits under qualified pension plans and sales of accounts receivable are not included in the debt component of the debt-to-capital ratio. The equity component of the debt-to-capital ratio excludes accumulated other comprehensive income (loss).
The Credit Agreement contains a covenant that prohibits placing liens on any of the property of Alliant Energy, IPL or WPL or their subsidiaries with certain exceptions. Exceptions include among others, liens to secure obligations of up to 10% of the consolidated tangible assets of such borrower (valued at carrying value), liens imposed by government entities, materialmen’s and similar liens, judgment liens, liens to secure additional non-recourse debt not to exceed $100 million for each borrower outstanding at any one time, and purchase money liens.

The Credit Agreement contains a covenant that requires, during its term, any proceeds from asset sales, with certain exclusions, in excess of 25% of a borrower’s consolidated assets be used to reduce certain debt commitments of such borrower. Exclusions include, among others, certain sale and lease-back transactions, sales of non-regulated assets, intercompany asset sales and sales of certain contracts and accounts receivables.
The Credit Agreement contains customary events of default, including a cross-default provision whereby Alliant Energy would be in default under the Credit Agreement if Alliant Energy or certain of its significant subsidiaries (including IPL and WPL) defaults on debt (other than nonrecourse debt) totaling $100 million or more. IPL is subject to a similar cross default provision with respect to its own consolidated debt. WPL is subject to a similar cross default provision with respect to its own consolidated debt. A default by Alliant Energy or its non-regulated subsidiaries would not trigger a cross default at IPL or WPL, nor would a default by either of IPL or WPL constitute a cross-default event for the other. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations of the defaulting borrower under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to (a) any borrower, then any outstanding obligations of Alliant Energy under the Credit Agreement would be immediately due and payable, or (b) IPL or WPL, then any outstanding obligations of IPL or WPL, respectively, under the Credit Agreement would be immediately due and payable.
The obligations of Alliant Energy, IPL and WPL under the Credit Agreement are several and not joint. No borrower is liable for the conduct of any other borrower, and no borrower is a primary obligor, guarantor or surety for the obligation of any other borrower under the Credit Agreement.
The description of the Credit Agreement set forth above is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 4.1, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)
Five-Year Master Credit Agreement, dated as of August 16, 2017, among Alliant Energy Corporation, Interstate Power and Light Company, Wisconsin Power and Light Company, Wells Fargo Bank, National Association and the lender parties set forth therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ALLIANT ENERGY CORPORATION

Date: August 21, 2017	By:/s/ Robert J. Durian
Robert J. Durian
Vice President, Chief Financial Officer and Treasurer

INTERSTATE POWER AND LIGHT COMPANY

Date: August 21, 2017	By:/s/ Robert J. Durian
Robert J. Durian
Vice President, Chief Financial Officer and Treasurer

WISCONSIN POWER AND LIGHT COMPANY

Date: August 21, 2017	By:/s/ Robert J. Durian
Robert J. Durian
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Five-Year Master Credit Agreement, dated as of August 16, 2017, among Alliant Energy Corporation, Interstate Power and Light Company, Wisconsin Power and Light Company, Wells Fargo Bank, National Association and the lender parties set forth therein.